EXHIBIT 31.1
CERTIFICATION
I, Michael G. Panichi, certify that:
1.I have reviewed this report on Form 10-K of RG&E Storm Funding, LLC (the "Exchange Act periodic report");
2.Based on my knowledge, the Exchange Act periodic report, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;
3.I am responsible for reviewing the activities performed by Rochester Gas and Electric Corporation, as servicer, and based on my knowledge and the compliance review conducted in preparing the servicer compliance statement required in this report under Item 1123 of Regulation AB, the servicer has fulfilled its obligations under the Recovery Property Servicing Agreement, dated February 14, 2025, by and between Rochester Gas and Electric Corporation and RG&E Storm Funding, LLC, in all material respects; and
4.All of the reports on assessment of compliance with servicing criteria for asset-backed securities and their related attestation reports on assessment of compliance with servicing criteria for asset-backed securities required to be included in this report in accordance with Item 1122 of Regulation AB and Exchange Act Rules 13a-18 and 15d-18 have been included as an exhibit to this report, except as otherwise disclosed in this report. Any material instances of noncompliance described in such reports have been disclosed in this report on Form 10-K.
In giving the certifications above, I have reasonably relied on information provided to me by the following unaffiliated party: U.S. Bank National Association, as Indenture Trustee.

Rochester Gas and Electric Corporation, as Servicer

Date:	March 27, 2026	By:	/s/ Michael G. Panichi
Michael G. Panichi
Treasurer